Exhibit (i)(2)
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757
                              www.drinkerbiddle.com

                                December 31, 2009


Allegiant Funds (a Massachusetts business trust)
Allegiant Funds (a Delaware statutory trust)
200 Public Square, 5th Floor
Cleveland, Ohio  44114

         Re: Agreement and Plan of Reorganization, Conversion and Termination Dated October 1, 2009, by and between Allegiant Funds, a Massachusetts Business Trust, and Allegiant Funds, a Delaware Statutory Trust
              ----------------------------------------------------------------

Dear Sirs and Mesdames:

                  We have been asked to give our opinion, in accordance with the above Agreement and Plan of Reorganization, Conversion and Termination (the "Agreement"), by and between Allegiant Funds, a Massachusetts business trust (the "Registrant"), on behalf of each of its series (each a "Predecessor Fund" and collectively the "Predecessor Funds"), and Allegiant Funds, a Delaware statutory trust (the "Trust"), as to certain Federal income tax consequences of the transactions contemplated in the Agreement.

Background

                  On this date, it is contemplated that each Predecessor Fund will transfer all of its assets and liabilities to a corresponding new series of the Trust (each a "Successor Fund" and collectively the "Successor Funds") in exchange for the assumption by the Successor Fund of all liabilities of the Predecessor Fund and the issuance by the Trust to the Predecessor Fund of shares of beneficial interest ("Successor Fund Shares") of the Successor Fund. The aggregate number of Successor Fund Shares of each Successor Fund issued to a corresponding Predecessor Fund will be equal to the number of shares of beneficial interest ("Shares") of the corresponding Predecessor Fund outstanding immediately before the Closing (as defined in the Agreement). Each Predecessor Fund will then distribute the Successor Fund Shares it received to the holders of corresponding Shares in exchange for those Shares, in liquidation of each Predecessor Fund, and the existence of the Predecessor Funds will be terminated. All of the above steps constitute the "Transactions." After the Transactions, each Successor Fund will continue the investment operations of the corresponding Predecessor Fund.

Allegiant Funds (a Massachusetts business trust)
Allegiant Funds (a Delaware statutory trust)
December 31, 2009
Page 2



                  On or around February 1, 2010, each of the PNC Capital Opportunities, Government Money Market, International Equity, Limited Maturity Bond, National Tax-Exempt Bond, Prime Money Market, Tax-Exempt Money Market and Total Return Bond Funds (the "PNC Funds") will transfer all of its assets to the Allegiant Government Money Market, International Equity Limited Maturity Bond, Intermediate Tax-Exempt Bond, Money Market, Tax-Exempt Money Market and Total Return Advantage Funds (the "Acquiring Allegiant Funds") in exchange for the assumption by each Acquiring Allegiant Fund of all liabilities of the corresponding PNC Fund and the issuance by the Trust to the PNC Funds of shares of beneficial interest of the corresponding Acquiring Allegiant Funds, which will then be distributed to the shareholders of the PNC Funds in liquidation of those Funds. In addition, on or around February 8, 2010, the PNC Maryland Tax-Exempt Bond and Tax-Exempt Limited Maturity Bond Funds (the "PNC Funds") will transfer all of their assets to the Allegiant Maryland Tax Exempt Bond and Tax Exempt Limited Maturity Bond Funds (the "Acquiring Allegiant Funds") in exchange for the assumption by each Acquiring Allegiant Fund of all liabilities of the corresponding PNC Fund and the issuance by the Trust to the PNC Funds of shares of beneficial interest of the corresponding Acquiring Allegiant Funds, which will then be distributed to the shareholders of the PNC Funds in liquidation of those Funds. These transactions (the "Allegiant/PNC Reorganizations") will be completed pursuant to the Agreement and Plan of Reorganization by and between PNC Funds, Inc. and the Registrant dated August 13, 2009. It has been represented to us that the Transactions would have been entered into regardless of the Allegiant/PNC Reorganizations. The Transactions include certain Funds that are not part of the Allegiant/PNC Reorganizations.

                  For purposes of this opinion, we have relied on certain written representations of officers of the Registrant and the Trust, copies of which are attached hereto, and have assumed such representations to be true. We have also assumed that there is no plan or intention by the shareholders of any Predecessor Fund to, by reason of the Transactions, sell, exchange or otherwise dispose of an aggregate of one percent (1%) or more of the Successor Fund Shares received in the Transactions. We have also assumed that the Agreement included as an exhibit in the proxy materials (the "Proxy Statement") that has been filed with the Securities and Exchange Commission in connection with the Transactions has been duly authorized by the parties and approved by the Shareholders of the Registrant.

Conclusions

                  Based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Proxy Statement distributed to the Predecessor Fund shareholders and the Agreement), and subject to the limitations set forth below, it is our opinion for Federal income tax purposes that:

Allegiant Funds (a Massachusetts business trust)
Allegiant Funds (a Delaware statutory trust)
December 31, 2009
Page 3



                  (i) the acquisition of all of the assets of each Predecessor Fund by its corresponding Successor Fund solely in exchange for the issuance of Successor Fund Shares to the Predecessor Fund and the assumption by the Successor Fund of all of the liabilities of the Predecessor Fund, followed by the distribution in liquidation by the Predecessor Fund of such Successor Fund Shares to the Predecessor Fund shareholders in exchange for their Shares and the termination of the Predecessor Fund, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Predecessor Fund and the Successor Fund will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code;

                  (ii) no gain or loss will be recognized by any Predecessor Fund upon (a) the transfer of all of its assets to its corresponding Successor Fund solely in exchange for the issuance of Successor Fund Shares to the Predecessor Fund and the assumption by the Successor Fund of the Predecessor Fund's liabilities and (b) the distribution by the Predecessor Fund of such Successor Fund Shares to the Predecessor Fund shareholders;

                  (iii) no gain or loss will be recognized by any Successor Fund upon its receipt of all of the corresponding Predecessor Fund's assets solely in exchange for the issuance of the Successor Fund Shares to the Predecessor Fund and the assumption by the Successor Fund of all of the liabilities of the Predecessor Fund;

                  (iv) the tax basis of the assets acquired by a Successor Fund from its corresponding Predecessor Fund will be, in each instance, the same as the tax basis of those assets in the Predecessor Fund's hands immediately prior to the transfer;

                  (v) the holding period of the assets of each Predecessor Fund in the hands of its corresponding Successor Fund will, in each instance, include the Predecessor Fund's holding period for those assets;

                  (vi) each Predecessor Fund's shareholders will not recognize gain or loss upon the exchange of all of their Shares solely for Successor Fund Shares as part of the Transactions;

Allegiant Funds (a Massachusetts business trust)
Allegiant Funds (a Delaware statutory trust)
December 31, 2009
Page 4



                  (vii) the tax basis of the Successor Fund Shares received by Predecessor Fund shareholders in the Transactions will be, for each shareholder, the same as the tax basis of the Shares surrendered in exchange therefor; and

                  (viii) the holding period of the Successor Fund Shares received by Predecessor Fund shareholders will include, for each shareholder, the holding period for the Shares surrendered in exchange therefor, provided that such Shares were held as capital assets on the date of the exchange.

Discussion of Step-Transaction Doctrine

                  The step-transaction doctrine generally permits a series of formally separate steps to be treated as a single transaction if they are in substance integrated, interdependent, and focused toward a particular end result. See, e.g., Penrod v. Comm'r, 88 T.C. 1415 (1987); Rev. Rul. 2004-83,
2004-2 C.B. 157. However, the IRS has ruled that a reincorporation that was either (i) followed by a public offering or (ii) preceded by a reverse subsidiary merger would qualify as a reorganization under Section 368(a)(1)(F) of the Code, notwithstanding the other transactions that were part of a single plan. See Rev. Rul. 96-29, 1996-1 C.B. 50; Rev. Rul. 79-250, 1979-2 C.B. 156. In
Rev. Rul. 96-29, the IRS noted that the unique status of reorganizations under ss.368(a)(1)(F) was central to that holding. In addition, Prop. Reg. ss.1.368-2(m)(3)(ii), states that:

                           A reorganization under section 368(a)(1)(F) may occur
                  within a larger transaction that effects more than a mere change. Related events that precede or follow the transaction or series of transactions that constitute a mere change will not cause that transaction or series of transactions to fail to qualify as a reorganization under section 368(a)(1)(F). Qualification of the mere change as a reorganization under section 368(a)(1)(F) will not alter the treatment of the larger transaction.

The proposed regulations also provide an example of a merger to change a corporation's place of incorporation followed by a sale of the stock of the corporation as part of the same plan. The change in place of incorporation is respected as a reorganization under Section 368(a)(1)(F). Prop. Reg. ss.1.368-2(m)(5), EXAMPLE 6.

                  If the Transactions and the Allegiant/PNC Reorganizations were to be considered together under the step-transaction doctrine, the Transactions involving the Acquiring Allegiant Funds would no longer constitute reorganizations under Section 368(a)(1)(F), but instead would qualify as reorganizations under Section 368(a)(1)(D), in which each such Predecessor Fund contributes its assets to the corresponding Successor Fund in exchange for shares of that Successor Fund and then distributes those shares in liquidation, as part of a larger transaction in which the corresponding PNC Fund is also participating. Most of the tax considerations of such a "D" reorganization would be the same as an "F" reorganization. The principal difference would be that the taxable year of each Predecessor Fund would end on the day of the "D" reorganization.

Allegiant Funds (a Massachusetts business trust)
Allegiant Funds (a Delaware statutory trust)
December 31, 2009
Page 5

                  Under the principles of Rev. Rul. 96-29 and Prop. Reg. ss.1.368-2(m)(3)(ii), each of the Transactions, being a simple redomestication, will qualify as a reorganization under Section 368(a)(1)(F), notwithstanding the subsequent step. In this regard, we note that the Transactions would have been entered into regardless of the Allegiant/PNC Reorganizations. Indeed, redomestication transactions are occurring for some other Allegiant Funds that are not involved in the Allegiant/PNC Reorganizations at all. This provides evidence that the Transactions and the Allegiant/PNC Reorganizations are not integrated, interdependent, or focused toward a particular end result and, thus, further supports the conclusion that the step-transaction doctrine should not be applied to treat the Transactions and the Allegiant/PNC Reorganizations as combined transactions for Federal income tax purposes

Limitations on Opinions

                  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court that considers these issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. We express no opinion regarding tax consequences of any payment of expenses relating to the Transactions. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in federal income tax laws and the interpretation thereof can have retroactive effect.


                                          Very truly yours,


                                          /s/ Drinker Biddle & Reath LLP
                                          ------------------------------
                                          DRINKER BIDDLE & REATH LLP